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                              AMENDMENT AGREEMENT


         AGREEMENT dated this 14th day of May, 1997, between The Private Eyes Sunglass Corporation and Gargoyles Acquisition Corporation II, to amend the Asset Purchase and Sale Agreement dated as of May 5, 1997 ("P&S"), the defined terms of which are used herein, between the parties hereto and certain shareholders of the Seller.

         WHEREAS, certain conditions to Closing under the P&S have not been met this date, including the delivery of the Emmanuelle Khanh License, the Assignment and Assumption of the Emmanuelle Khanh License, and the balance sheet of Seller as at May 14, 1997 ("Closing Date Balance Sheet"), and the parties are willing to waive the performance of such conditions on the terms and conditions hereof.

         NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, it is agreed as follows:

         1. Purchaser has held back from delivery to Seller the amount of Five Hundred Thousand Dollars ($500,000) of the Purchase Price ("Purchase Price Hold-Back"). Purchaser agrees to deliver to Seller, by wire transfer, to Seller's designated bank account ("Seller's Account"), the Purchase Price Hold-Back promptly after receipt of the Emmanuelle Khanh License and Assignment and Assumption of the Emmanuelle Khanh License, duly executed by Cebe International, S.A.

         2. Seller agrees to maintain $500,000 in Seller's Account or in immediately available investment grade securities for a period not to exceed sixty (60) days from the date hereof. Seller shall be entitled to release such funds upon receipt of the finalized Closing Date Balance Sheet.

         3. Purchaser agrees to use its best efforts to prepare the Closing Date Balance Sheet as soon as possible following the closing audit, and both parties agree to cooperate in reviewing the same and finalizing it promptly thereafter.

         4. In all other respects, the P&S remains in full force and effect without any further changes, and this Amendment Agreement incorporates herein all such other provisions thereof, including without limitation the obligations of Gargoyles, Inc. to guarantee the performance of Purchaser hereunder.

         EXECUTED as an instrument under seal as of the date first written above.




THE PRIVATE EYES SUNGLASS              GARGOYLES ACQUISITION
CORPORATION                            CORPORATION II


By: /s/ Richard W. Hammel, Sr.         By /s/ Steven R. Kingma
    --------------------------------      --------------------------------
    Richard W. Hammel, Sr., its           Steven R. Kingma, its
    President                             Vice President and
                                          Chief Financial Officer